Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT No. 6	Registration No. 333-277045
(to prospectus dated February 10, 2025)
PROSPECTUS SUPPLEMENT No. 6	Registration No. 333-279803
(to prospectus dated February 10, 2025)

Primary Offering of

10,833,333 Common Shares

Secondary Offering of

40,582,699 Common Shares

SECONDARY OFFERING OF

20,000,000 COMMON SHARES

OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-277045), as amended most recently by the post-effective amendment thereto effective as of February 10, 2025 (as updated, supplemented or amended from time to time, the “F-1 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-279803), as amended most recently by the post-effective amendment thereto effective as of February 10, 2025 (as updated, supplemented or amended from time to time, the “SEPA Shelf Prospectus” and, together with the F-1 Prospectus, the “Prospectuses” and each a “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectuses.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectuses with the information contained in our Report of Foreign Private Issuer on Form 6-K furnished with the Securities and Exchange Commission on May 21, 2025, which is attached hereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with each Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the respective Prospectuses, including any amendments or supplements thereto, and if there is any inconsistency between the information in such Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LDTC.” On May 20, 2025, the last reported sale price of our common shares as reported on Nasdaq was $0.51 per share. Our warrants are listed on Nasdaq under the symbol “LDTCW.” On May 20, 2025, the last reported sale price of our warrants as reported on Nasdaq was $0.032 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 21, 2025.

Attachments

1.	LeddarTech Holdings Inc. Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on May 21, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2025.

Commission File Number: 001-41893

LEDDARTECH HOLDINGS INC.

4535, boulevard Wilfrid-Hamel, Suite 240

Quebec G1P 2J7, Canada

(418) 653-9000

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☑        Form 40-F ☐

DOCUMENTS TO BE FURNISHED AS PART OF THIS FORM 6-K

Exhibit Number	Exhibit Description
99.1	Press release of LeddarTech Holdings Inc. dated May 20, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEDDARTECH HOLDINGS INC.

By:	/s/ David Torralbo
Name:	David Torralbo
Title:	Chief Legal Officer

Date: May 20, 2025

Exhibit 99.1

Press Release

LeddarTech Provides Update on Financial Situation and Announces Workforce Reduction

QUEBEC CITY, Canada, May 20, 2025 — LeddarTech® Holdings Inc. (“LeddarTech” or the “Company”) (Nasdaq: LDTC), an AI-powered software company recognized for its innovation in advanced driver assistance systems (ADAS) and autonomous driving (AD), today provided an update regarding its discussions with its lenders under the amended and restated financing offer dated as of April 5, 2023 with Fédération des caisses Desjardins du Québec (“Desjardins” and the financing offer, as amended, the “Desjardins Credit Facility”) and the bridge financing offer dated as of August 16, 2024 with the initial bridge lenders and certain members of management and the board of directors (collectively, the “Bridge Lenders”, and the financing offer, the “Bridge Facility”). While the Company continues to be in active discussions with Desjardins and its Bridge Lenders, it has not reached an agreement providing for additional financing for the Company or relief from the minimum cash, equity financing and process plan covenants contained in the Desjardins Credit Facility and Bridge Facility.

In an effort to preserve cash and afford the Company additional time to pursue discussions with its lenders, the Company also announced a reduction of its workforce through temporary layoffs of approximately 138 individuals, in all of its locations and across all departments within the organization, representing approximately 95% of the Company’s total workforce. Such measure will provide the Company with additional time to continue to actively evaluate potential alternatives relating to a restructuring of its obligations, a sale of the business or certain of its assets, strategic investments and/or any other alternatives, including seeking creditor protection under the Companies’ Credit Arrangement Act. There can be no assurance that the Company will be successful in pursuing and implementing any such alternatives, nor any assurance as to the outcome or timing of any such alternatives.

About LeddarTech

A global software company founded in 2007 and headquartered in Quebec City with additional R&D centers in Montreal and Tel Aviv, Israel, LeddarTech develops and provides comprehensive AI-based low-level sensor fusion and perception software solutions that enable the deployment of ADAS, autonomous driving (AD) and parking applications. LeddarTech’s automotive-grade software applies advanced AI and computer vision algorithms to generate accurate 3D models of the environment to achieve better decision making and safer navigation. This high-performance, scalable, cost-effective technology is available to OEMs and Tier 1-2 suppliers to efficiently implement automotive and off-road vehicle ADAS solutions.

LeddarTech is responsible for several remote-sensing innovations, with over 190 patent applications (112 granted) that enhance ADAS, AD and parking capabilities. Better awareness around the vehicle is critical in making global mobility safer, more efficient, sustainable and affordable: this is what drives LeddarTech to seek to become the most widely adopted sensor fusion and perception software solution.

Additional information about LeddarTech is accessible at www.leddartech.com and on LinkedIn, Twitter (X), Facebook and YouTube.

Press Release

Forward-Looking Statements

Certain statements contained in this Press Release may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which forward-looking statements also include forward-looking statements and forward-looking information within the meaning of applicable Canadian securities laws), including, but not limited to, statements relating to LeddarTech’s selection by the OEM referred to above, anticipated strategy, future operations, prospects, objectives and financial projections and other financial metrics, as well as expectations regarding the anticipated performance, adoption and commercialization of its products. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation, our ability to continue to maintain compliance with Nasdaq continued listing standards following our transfer to the Nasdaq Capital Market, as well as: (i) the risk that LeddarTech and the OEM referred to above are unable to agree to final terms in definitive agreements; (ii) the volume of future orders (if any) from this OEM, actual revenue derived from expected orders, and timing of revenue, if any; (iii) our ability to timely access sufficient capital and financing on favorable terms or at all; (iv) our ability to maintain compliance with our debt covenants, including our ability to enter into any forbearance agreements, waivers or amendments with, or obtain other relief from, our lenders as needed; (v) our ability to execute on our business model, achieve design wins and generate meaningful revenue; (vi) our ability to successfully commercialize our product offering at scale, whether through the collaboration agreement with Texas Instruments, a collaboration with a Tier 2 supplier or otherwise; (vii) changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs and plans; (viii) changes in general economic and/or industry-specific conditions; (ix) our ability to retain, attract and hire key personnel; (x) potential adverse changes to relationships with our customers, employees, suppliers or other parties; (xi) legislative, regulatory and economic developments; (xii) the outcome of any known and unknown litigation and regulatory proceedings; (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and any epidemic, pandemic or disease outbreak, as well as management’s response to any of the aforementioned factors; and (xiv) other risk factors as detailed from time to time in LeddarTech’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the risk factors contained in LeddarTech’s Form 20-F filed with the SEC. The foregoing list of important factors is not exhaustive. Except as required by applicable law, LeddarTech does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Chris Stewart, Chief Financial Officer, LeddarTech Holdings Inc.

Tel.: + 1-514-427-0858, chris.stewart@leddartech.com

●	Investor relations website: investors.leddartech.com

●	Investor relations contact: Mike Bishop, mike@bishopir.com

Leddar, LeddarTech, LeddarVision, LeddarSP, VAYADrive, VayaVision and related logos are trademarks or registered trademarks of LeddarTech Holdings Inc. and its subsidiaries. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

LeddarTech Holdings Inc. is a public company listed on the Nasdaq under the ticker symbol “LDTC.”